Exhibit 10.2

Amendment No. 1 to the

Executive Employment Agreement

Between Track Group, Inc. and Matt Swando

Dated December 6, 2016

THIS AMENDMENT NO. 1 to that certain Executive Employment Agreement by and between Track Group, Inc. (the "Company") and Matt Swando (the "Executive") is entered into and effective as of April 23, 2018.

WHEREAS, the Company and the Executive entered into that certain Executive Employment Agreement dated December 6, 2016 (the "Employment Agreement"); and

WHEREAS, the Board of Directors of the Company has agreed to promote Executive, and Executive has agreed to accept a promotion, from the position of Vice President of International Sales to Vice President of Sales and Marketing effective April 23, 2018 and have agreed to the other terms contained herein.

NOW, THEREFORE, the parties agree to amend the Employment Agreement effective April 23, 2018, as follows:

1.    Paragraph 2 shall be modified as follows:

“Employee will report to the Chief Executive Officer of the Company.

2.    Paragraph 3A. shall be modified to change the base salary to $205,000.00 per calendar year effective April 23, 2018.

3.    Paragraph 5 shall be modified to add the following paragraph to (I) Definitions:

“Change of Control. In the event that, at any time during the Executive’s employment under this Agreement, the Company experiences a Change of Control (as hereinafter defined), the Executive shall be entitled to receive a cash payment equal to six (6) months of Executive’s Base Annual Salary (at the Executive’s highest Base Annual Salary), plus all Restricted Stock, Warrant and Options shall become one hundred percent (100%) vested and fully exercisable and the Company shall have no repurchase right.

For purposes of this Agreement, a “Change of Control” shall mean, and be deemed to have occurred upon: (i) a sale or transfer of substantially all of the Common Stock of the Company in any transaction or series of related transactions (other than sales in the ordinary course of business); and (ii) any merger, consolidation or reorganization to which the Company is a party, except for a merger, consolidation or reorganization in which the Company is the surviving corporation and, after giving effect to such merger, consolidation or reorganization, the holders of the Company’s outstanding Common Stock (on a fully-diluted basis) immediately prior to the merger, consolidation or reorganization, hold a majority of the voting power of the Company after such merger, consolidation or reorganization.

4.    Paragraph 5B.(II)(ii) shall be modified to provide that for purposes of the Severance Payment the Target Bonus shall be deemed to be vested and earned.

5.    Paragraph 12 shall be modified to change notice to the Company from "Attn: President and HR Director" to "Attn: Chief Executive Officer"

6.    Ratification. All terms and provisions of the initial Employment Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has executed this Amendment No. 1 to the Executive Employment Agreement between Track Group, Inc. and Matt Swando dated April 23, 2018, in the case of the Company by its duly authorized Officer, as of the day and year first above written.

TRACK GROUP, INC. EXECUTIVE

By: ___________________                                     By:______________________

Derek Cassel                                                          Matt Swando

Chief Executive Officer